Exhibit 10.7

TIMKENSTEEL CORPORATION

SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN

(Effective as of June 30, 2014)

1. Purpose. The purpose of the Senior Executive Management Performance Plan (the “Plan”) is to attract and retain key executives of TimkenSteel Corporation, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives and rewards for superior performance. Incentive bonus payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Regulations promulgated there under, and the Plan shall be construed consistently with such intention.

2. Definitions. As used in this Plan,

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

“Eligible Executive” means the Corporation’s Chief Executive Officer and any other designated executive officer of the Corporation that in the Committee’s judgment could, in the absence of the Plan, be paid compensation the deductibility of which, to the Corporation, could be limited by Section 162(m) of the Code.

“Incentive Bonus” shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Section 5 below.

“Management Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in—cash flow, cost of capital, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic value added, free cash flow, working capital, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, customer service, shareholder return, gross profits and/or comparisons with various stock market indices. Management objectives may be stated as a combination of the preceding factors.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Restatement” means a restatement of any part of the Corporation’s financial statements for any fiscal year or years due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5. Awards.

(a) Not later than the 90th day of each fiscal year of the Corporation (or, in the case of the Corporation’s fiscal year in which this Plan becomes effective, no later than the earlier of the 90th day after the initial effective date of the Plan or the expiration of the first quarter of the performance period for the Incentive Bonus), the Committee shall establish the Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, except (other than in connection with a change in control of the Corporation) to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall the Incentive Bonus paid to an Eligible Executive under the Plan for a year exceed $4,000,000.

6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Corporation, the Committee shall determine whether the Management Objective has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

7. Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and one-half months after the close of the Company’s fiscal year.

8. Recovery of Incentive Bonuses. If a Restatement occurs and the Committee determines that an Eligible Executive is personally responsible for causing the Restatement as a result of the Eligible Executive’s personal misconduct or any fraudulent activity on the part of the Eligible Executive, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Corporation to recover all or any portion (but no more than 100%) of the Incentive Bonus paid or payable to the Eligible Executive for some or all of the years covered by the Restatement.

The amount of any Incentive Bonus recovered by the Corporation shall be limited to the amount by which such Incentive Bonus exceeded the amount that would have been paid to or received by the Eligible Executive had the Corporation’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee.

The Committee shall also determine whether the Corporation shall effect any recovery under this Section 8 by: (a) seeking repayment from the Eligible Executive; (b) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to the Eligible Executive under any compensatory plan, program or arrangement maintained by the Corporation (subject to applicable law and the terms and conditions of such plan, program or arrangement); (c) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to the Eligible Executive in accordance with the Corporation’s compensation practices; or (d) by any combination of these alternatives.

9. No Right to Bonus for Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary.

10. Withholding. The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

11. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

12. Effective Date. This Plan is effective June 30, 2014 and shall remain effective until the first shareholders’ meeting in 2015, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.